Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated May 12, 2015 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Pampa Energía S.A.'s Annual Report on Form 20F for the year ended December 31, 2014.  We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.”

/s/ Price Waterhouse & Co. S.R.L.

Buenos Aires

Argentina
November 23, 2015